Exhibit 10.28

Special “Industrial Products Group” Bonus Agreement

This Special “Industrial Products Group” Bonus Agreement (this “Agreement”) is made effective as of March 10, 2014 (the “Effective Date”), by and among Global Industrial Services Inc. a Delaware corporation with offices at 11 Harbor Park Drive, Pt. Washington, NY 11050 (the “Company”); Systemax Inc., a Delaware corporation with offices at 11 Harbor Park Drive, Port Washington, New York 11050 (“Systemax”) (a signatory solely for purposes of the “SYX Obligations” as defined below); and Robert Dooley an individual with a business address of 11 Harbor Park Drive, Port Washington, New York 11050 (the “Employee”).

1.	Special Bonus. This Agreement between the Company and Employee sets forth the special bonus payable to Employee, subject to and conditioned upon the achievement and maintenance of certain economic and financial performance targets determined by the Compensation Committee of the Board of Directors of Systemax, on the terms and pursuant to the requirements set forth herein.

2.	Definitions. The following terms used herein have the following definitions:

“2010 Plan” shall mean the Systemax 2010 Long Term Incentive Plan.

“Bonus Achievement Amount” has the meaning set forth on Schedule B, as applicable.

“Bonus Target” shall mean $10,000,000.

“Cumulative Operating Income Achievement” shall mean the sum of the Operating Income of the Industrial Products Group Business for the three (3) fiscal years ended December 31 2014, 2015, and 2016.

“Cumulative Operating Income Target” for the Industrial Products Group shall mean $200,000,000.

“First Installment” shall mean 50% of the Bonus Achievement Amount, payable in respect of the First Payment Date.

“First Payment Date” shall mean the business day on which Systemax issues its earnings press release for the fourth quarter and fiscal year ended December 31, 2016.

“Industrial Products Group Business” shall mean the businesses carried out by the Company and/or its affiliates (i.e., the direct and indirect subsidiaries of Global Industrial Holdings LLC, EIN: 45-4040586) throughout North America as set forth on Schedule A.

“Operating Income” shall mean the amounts determined in a manner consistent with the methods used in the Systemax regular reports on Form 10K and Form 10Q, provided however, such determination shall be without regard to (i) any of the items set forth in Section 10 (a) (iii) (A), (B), (C) and (D) of the 2010 Plan as set forth in Annex 2 hereto, and (ii) the Total Bonus Amount and any portion thereof or accrual therefore.

“Operating Margin” shall mean the amounts determined in a manner consistent with the methods used in the Systemax regular reports on Form 10K and Form 10Q, provided however, such determination shall be without regard to (i) any of the items set forth in Section 10 (a) (iii) (A), (B), (C) and (D) of the 2010 Plan as set forth in Annex 2 hereto, and (ii) the Total Bonus Amount and any portion thereof or accrual therefore.

“Payment Date” means any of the First Payment Date, Second Payment Date or Third Payment Date.

“Second Installment” shall mean 25% of the Bonus Achievement Amount, payable in respect of the Second Payment Date.

“Second Payment Date” shall mean the business day on which Systemax issues its earnings press release for the fourth quarter and fiscal year ended December 31, 2017.

“SYX Obligations” shall mean the obligations of Systemax (x) to deliver the Shares, if any, earned hereunder comprising a part of the Bonus Achievement Amount, (y) to perform or have performed by its Compensation Committee the calculations of Bonus Achievement Amount, Operating Income, Operating Margin, Cumulative Operating Income Achievement, Total Bonus Amount and other calculations required of Systemax hereunder, and (z) other elections, determinations, acts of discretion and interpretations specifically to be made by Systemax hereunder.

“Third Installment” shall mean 25% of the Bonus Achievement Amount, payable in respect of Third Payment Date.

“Third Payment Date” shall mean the business day on which Systemax issues its earnings press release for the fourth quarter and fiscal year ended December 31, 2018.

“Total Bonus Amount” shall mean the sum of the First Installment, the Second Installment and the Third Installment.

3.	General Terms of Payment

3.1	Form of Payment. The Employee shall be entitled to receive the applicable Bonus Achievement Amount hereunder in an amount of up to the Bonus Target, payable (x) one half (1/2) in cash ) and (y) one half (1/2) in shares of common stock of Systemax (“Shares”) (valued as set forth below) issued under the 2010 Plan and subject to satisfaction of the performance conditions described below, and subject to the Company Election described below.

With respect to any payment of the Bonus Achievement Amount in respect of any Payment Date, in the event the closing price of the Shares on the NYSE on the business day prior to any Payment Date is less than $10 per share, then Systemax in its sole discretion shall have the right to elect (“Company Election”) to pay any portion of the Bonus Achievement Amount otherwise payable in Shares, in cash instead. Payments of the Bonus Achievement Amount shall not be pensionable or taken into account for calculation of any Company matching payments under any Company benefits program.

3.1.2	Bonus Floor and Bonus Cap. Upon achievement of the Cumulative Operating Income Achievement levels set forth on Schedule B for the three fiscal years ended December 31, 2014, 2015 and 2016 by the Industrial Products Group Business, the Employee shall be entitled to receive the applicable Bonus Achievement Amount as set forth on Schedule B, subject to the terms and conditions hereof. Annex I hereto presents sample levels of Cumulative Operating Income Achievement and the Bonus Achievement Amount resulting from the application of the terms hereof. No bonus shall be payable for achievement of 80% or less of the Cumulative Operating Income Target and the Bonus Achievement Amount shall not exceed the Bonus Target under any circumstances. The calculations performed under this Agreement by the Compensation Committee shall be binding, absent manifest error.

3.1.3	Clawback; Governance Compliance. All payments hereunder shall be subject to the Systemax “Clawback Policy” as set forth from time to time in its Annual Proxy Statement to Shareholders, which Clawback Policy is hereby incorporated by reference herein and which Employee hereby confirms he has read and understood.

By his agreement hereto Employee expressly covenants and agrees to comply with, and to enforce compliance with, the Systemax Corporate Approval Policy, Corporate Ethics Policy and other corporate governance policies and procedures of Systemax, Global Equipment Company and/or the Company. Breach of this covenant (ie, violation of the aforementioned policies and procedures) and/or of the Employee’s other obligations to the Company under its published policies and procedures will be notified in writing to Employee by the Systemax Compensation Committee, following which employee will have an opportunity (to occur with three (3) business days of such notice) to discuss such breach with the Compensation Committee. Payment of all or a portion of the Bonus Achievement Amount is subject to the determination of the Compensation Committee following such discussion with Employee and its assessment, in the discretion of the Compensation Committee, of his actions and/or omissions causing or contributing to such breach, and any damages caused thereby to Systemax, the Company, Global Equipment Company Inc. or the Industrial Products Group Business or their respective financial results, reputation or prospects, and such determinations shall be final and binding.

3.1.4	2010 Plan; Tax Matters. In no event shall the number of Shares issued in any year exceed 1,500,000 Shares. It is acknowledged that the Shares issued hereunder are being treated as and are intended to be “Performance Awards” under the 2010 Plan and are subject to the terms and conditions of the 2010 Plan. Employee shall be responsible for obtaining his own legal and tax advice in respect of the compensation provided hereunder. Any payment of cash or Shares hereunder shall be subject to applicable tax withholding. The terms applicable to the receipt of the Shares that may be issuable hereunder are solely those set forth herein, and any inconsistent or contrary terms provided under the 2010 Plan or any other agreement between the Employee and the other parties hereto shall be disregarded as to the Shares issuable hereunder.

3.1.5	Operating Profit Maintenance. It is a further express condition of receiving any Bonus Achievement Amount that the Operating Margin of the Industrial Products Group Business in generating the Cumulative Operating Income Achievement be at least 8%, and that the 2017 and 2018 Operating Margin of the Industrial Products Group Business in generating the 2017 and 2018 Operating Income Achievement for purposes of determining satisfaction of the Final Condition (defined below) also be at least 8% for each such year.

3.2	Bonus Achievement Amount Payment. The Bonus Achievement Amount will be paid as follows:

3.2.1            The First Installment will be payable as follows:

(x)	50% of the First Installment shall be paid in cash on the First Payment Date; and
(y)	50% of the First Installment shall be paid in Shares not later than the third business day after the First Payment Date, such actual number of Shares to be determined as the product of (i) 50% of the First Installment Amount and (ii) a fraction numerator of which is 1 and the denominator of which is the closing price of the shares on the New York Stock Exchange on the first business day after the First Payment Date.

3.2.2	The Second Installment will be payable as follows subject to satisfaction of the Final Condition Section 3.3 below:

(x)	50% of the Second Installment will be payable in cash on the Second Payment Date; and

(y)	50% of the Second Installment shall be payable in Shares not later than the third business day after the Second Payment Date, such number of Shares to be determined as the product of (i) 50% of the Second Installment and (ii) a fraction the numerator of which is 1 and the denominator of which is the closing price of the Shares on the New York Stock Exchange on the first business day after the Second Payment Date.

3.2.3	The Third Installment will be payable as follows subject to satisfaction of the Final Condition in Section 3.3. below:

(x)	50% of the Third Installment will be paid in cash on the Third Payment Date; and

(y)	50% of the Third Installment will be paid in Shares not later than the third business day after the Third Payment Date, such number of shares to be determined as the product of (i) 50% of the Third Installment and (ii) a fraction the numerator of which is 1 and the denominator of which is the closing price of the shares on the New York Stock Exchange on the first business day after the Third Payment Date.

3.3	Additional Conditions; Final Condition. Notwithstanding the foregoing, payment of the Second Installment in respect of the Second Payment Date and the Third Installment in respect of the Third Payment Date is expressly subject to and conditioned upon:

3.3.1	Employee’s continued employment in good standing with the Company and/or the Industrial Products Group as President at such Payment Date (other than termination of employment occurring after January 1, 2016 due to wrongful termination as finally determined without right of appeal by a court of competent jurisdiction, termination without cause, death or disability, and provided further that in any such case at least the minimum Cumulative Operating Income Achievement (i.e., $200,000,000) and the Final Condition shall have been timely thereafter actually achieved) it being agreed by Employee that this Agreement shall be void and of no force and effect in the event of, among other things, the Employee’s termination without cause, wrongful termination as aforesaid, death or disability occurring prior to January 1, 2016); and

3.3.2	the Operating Income of the Industrial Products Group Business for fiscal years 2017 with respect to the Second Installment and 2018 with respect to the Third Installment each being at least equal to or greater than $90,000,000 (clauses (3.3.1) and (3.3.2) each being an aspect of the “Final Condition” to be met for the applicable year).

3.4	Miscellaneous

3.4.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

3.4.2	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

3.5.3	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

3.5.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

3.5.6	The schedules and annexes to this Agreement form part of (and are incorporated into) into this Agreement.

3.5.7	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

3.5	Section 409A. No representations or warranties are made regarding the tax implications of the compensation and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”), if any of the foregoing are applicable to Employee. It is the intention of the parties hereto that payments under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent any payments of money or other benefits due to Employee under this Agreement could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax. All references in this Agreement to the termination of Employee employment shall mean separation from service within the meaning of Section 409A. With respect to any payments due to Employee as a result of the termination of employment, if necessary to comply with Section 409A, and if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-month period following the date of termination and (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of termination. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred by Employee. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. For the avoidance of doubt, any payment due under this Agreement within a period following the termination of your employment or other event shall be made on a date during such period as determined by the Company in its sole discretion. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the date set forth above.

GLOBAL INDUSTRIAL SERVICES INC.

By:	/s/ Lawrence Reinhold
	Name:	Lawrence Reinhold
	Title:	Vice President and Treasurer

SYSTEMAX INC.

By:	/s/ Lawrence Reinhold
	Name:	Lawrence Reinhold
	Title:	Executive Vice President and Chief Financial Officer

EMPLOYEE
By:	/s/ Robert Dooley
Robert Dooley